Exhibit 10.26

January 15, 2010

Angus Russell

Subject:             Amendment of Service Agreement

Dear Angus:

This letter agreement sets forth amendments to the Service Agreement between you and Shire Limited dated July 2, 2008 (the “Service Agreement”), effective January 1, 2010.  These amendments are intended to reflect the relocation of your principal place of employment to the United States.

Shire Pharmaceutical Inc (the ‘Company’) shall replace Shire Limited in the Service Agreement as the employing company.

The Company will pay a US dollar equivalent salary.  This will be calculated using the average exchange rate between the USD and GBP for December (1.62).  After the 2009 Annual Review Process, a new salary will be set in USD and no longer require an exchange rate calculation.

1.           Amendments to Clause 1 (Commencement and Term)

Clause 1.3.2(a) is hereby amended to add the words “and, to the extent required, consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”),” after the words “Remuneration Committee”.

2.           Amendments to Clause 4 (Remuneration)

Clause 4 is hereby amended to add the following text as Clause 4.4:

4.4           To the extent necessary to permit the deductibility of the Executive’s compensation under section 162 of the Code, the Company may pay the remuneration contemplated under Clauses 4.1 to 4.3 in a manner that excludes that remuneration from the definition of “applicable employee remuneration” as defined in section 162(m) of the Code.  In furtherance of this objective, and notwithstanding any provisions of the EAIP to the contrary, the Company may set performance goals in a manner and form consistent with section 162(m)(4)(C) of the Code.

3.           Amendments to Clause 6 (Pension Scheme)

Clause 6.1 is hereby amended by replacing, in its entirety, the third sentence of Clause 6.1 with “Such contributions shall be made from time to time to a 401(k) plan and one or more non-qualified deferred compensation plans, in each case sponsored by the Company or an Associated Company.”

4.           Amendments to Clause 7 (Insurances)

Clause 7 is hereby amended to number the opening paragraph of that Clause “7.1”, and by adding the following text as Clause 7.2:

7.2           Without limiting the provisions of Clause 7.1, the Executive shall be entitled to benefits required to be provided under the Consolidated Omnibus Reconciliation Act of 1985, as amended, at the Executives expense. COBRA provides eligible former employees and their eligible dependents (e.g., legal spouse, dependent children) the right to temporary continuation of health insurance coverage at group rates (e.g., under a corporate health plan).  Continued group health insurance coverage under COBRA is intended to ensure that eligible individuals can maintain health insurance at group rates.  In order for COBRA to apply a “qualifying event” (such as termination of employment) must occur.  COBRA benefits due to termination of employment will be offered for up to a maximum of 18 months from termination.

5.           Amendments to Clause 8 (Other Benefits)

Clause 8 is hereby amended by deleting the current Clause 8 in its entirety and adding the following text as the new Clause 8:

Executive shall be eligible for Company’s employee benefit plans in accordance with the terms and conditions of each plan as may be amended by Company in the future at the Company’s discretion.  Executive shall be provided with a cash benefit of US $2,430.00 per calendar month, representing the cash alternative to providing Executive with a company car.  This amount shall be paid rateably every pay period with salary and will be subject to applicable tax withholdings.  This payment is intended to enable the Executive to purchase, maintain, comprehensively insure and tax a car for his use during the continuance of his employment, together with the reimbursement of all business and reasonable private petrol.  All reimbursements which are subject to Code Section 409A shall be paid to the Executive as soon as practicable after submission of the required documentation, but no later than December 31 of the year following the year during which such expense was incurred.

6.           Amendments to Clause 9 (Expenses)

Clause 9 is hereby amended by deleting the current Clause 9.2 in its entirety and adding the following text as the new Clause 9.2:

9.2           The Company shall, under its Executive financial Services Reimbursement Programme, provide the Executive with the sum of $10,000 per annum (less any deductions the Company is required to make by law) towards the cost of legal expenses and financial planning services.

7.           Amendments to Clause 15 (Termination of Employment)

Clause 15 is hereby amended to add the following text as Clause 15.6:

15.6         In the event it shall be determined that any payment or benefit the Executive receives from the Company (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (together, the “Excise Tax”), the Executive shall be entitled to receive an additional payment (the “Additional Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Additional Payment, the Executive retains an amount on an after-tax basis of the Additional Payment equal to the Excise Tax imposed upon all such Payments.

8           Amendments to Clause 18 (Taxation)

Clause 18 is hereby amended by deleting the current Clauses 18.1 and 18.2 in their entirety and adding the following text as new Clauses 18.1 and 18.2:

18.1         During the continuance of his employment the Executive may be required to work in the UK or such other jurisdiction as the Company may request from time to time (the ‘Foreign Jurisdiction’).  The provisions of this paragraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on the Executive under Section 409A of the Code (“Section 409A”) or under Section 457A of the Code (“Section 457A”). Section 409A and Section 457A apply to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year.  In furtherance of the objective of this paragraph, to the extent that any regulations or other guidance issued under Section 409A or Section 457A would result in the Executive being subject to payment of taxes, interest or penalties under Section 409A or Section 457A, the Executive and the Company agree to use their best efforts to amend the Service Agreement in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions.  This Clause 18.1 does not guarantee that the Executive will not be subject to taxes, interest or penalties under Section 409A or under Section 457A with respect to compensation or benefits described or referenced in this Agreement.

18.2         The Company shall ensure that the Executive is covered by a tax equalization programme so that, if for any reason the Executive is subject to tax (as a direct result of business duties) in the Foreign Jurisdiction in respect of his remuneration under this Agreement which is not credible in the US, then a reconciliation will be undertaken to ensure that, so far as practicable, the net tax position of the Executive is no worse than it would have been had he only been subject to US tax in respect of such earnings.  Furthermore and notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on the Executive under Section 409A, if at the time of the termination of the Executive’s employment the Executive is a “specified employee” (as defined in Section 409A), the Executive will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which the Executive would otherwise be entitled during the first six months following the Executive’s termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

9.           Clause 24 (Definitions and Interpretation)

Clause 24.9 is hereby amended to replace the words “laws of Jersey” with “laws of the Commonwealth of Pennsylvania”, and the words “of the Jersey courts” with “of the courts of the Commonwealth of Pennsylvania”.

10.         Other Amendments

Clause 3.1 is hereby amended to add “(UK)” following the words “Financial Services and Markets Act 2000”.

Clause 15.1(e) is hereby amended to add “(UK)” following the words “Insolvency Act 1986”.

Clause 15.1(f) is hereby amended to add “(UK)” following the words “Mental Health Act 1983”.

Clause 15.2(e) is hereby amended to add “(UK)” following the words “Employment Rights Act 1996”.

Clause 17.1(b) is hereby amended to add “(UK)” following the words “Income and Corporate Taxes Act 1988”.

Clause 24.1 is hereby amended to add “(UK)” following the words “Companies Act 1985” in the definition of Associated Company.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me on or before January 15, 2009.

Sincerely,

Scott Applebaum

SVP, Associate General Counsel

Accepted and Agreed:

(signature)